THIS AGREEMENT made and entered into as of this 1st day of November, 1997, by and between KBF POLLUTION MANAGEMENT, INC. ("Licensee") and LAWRENCE
M. KREISLER ("Licensor").

                              W I T N E S S E T H:

         WHEREAS, Licensor is the owner of all right, title and interest in and to certain Licensor Patent Rights relating to processes and reagents which are more fully described on Schedule A, attached hereto, incorporated herein, and hereinafter referred to as "the Licensor Patent Rights;" and

         WHEREAS, Licensee desires to obtain an exclusive license under said Licensor Patent Rights; and

         WHEREAS, the parties wish to mutually release each other from any claims relating to the ownership of the Licensor Patent Rights or the past use of the processes and reagents which are the subject of the Licensor Patent Rights (the "Processes and Reagents").

         NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, the parties agree as follows:

         1. GRANT.

         (a) Upon the term, payment of royalty payments, and conditions set forth herein, Licensor hereby grants to Licensee a worldwide, exclusive license under the claims of Licensor Patent Rights to use and have used the Processes and Reagents. The exclusive license herein granted shall apply to, and royalties due hereunder shall be payable in respect of, any improvements to the Processes and Reagents or related inventions and Licensor's applications and letters patent hereinafter arising which relate to the Processes and Reagents. The Licensee shall pay all costs, including legal fees, incurred by the Licensor in connection with any future or pending patent applications. Licensor will provide Licensee with instructions and supervisory services required to implement the Processes.

         (b) Licensor shall disclose to Licensee the details of the Licensor Patent Rights in writing in form and content as they now exist and as they may at any time over the term of this Agreement exist. In addition, Licensor will be available to instruct the Licensee from time to time in the operation and use of the Processes and Reagents.

         2. DISCHARGE OF PRIOR CLAIMS; ROYALTIES; ACCOUNTS.

         (a) Upon execution of this Agreement, Licensee shall pay Licensor the sum of $10,000 and concurrently therewith and in consideration therefor, Licensor shall and hereby does release, remise and forever discharge Licensee from any claim of infringement of licensor Patent Rights prior to the effective date of this Agreement and Licensee does hereby acknowledge and confirm the Licensor's sole and exclusive ownership of the Licensor Patent Rights and any improvements thereto or related inventions developed by the Licensor, whether or not the Licensor is then employed by the Licensee.

         (b) Licensee agrees to pay, as hereinafter provided, to Licensor a royalty in accordance with the provisions of schedule 'B' attached hereto and incorporated herein on an annual basis, for each excess gallon of fluid processed by Licensee or its sub-licensees using any of the Processes or Reagents. Schedule B shall be applied separately to each user so that, for example, if there are two users (i.e. the Licensee and one sub-licensee), and each user processes 500,000 gallons, each user will pay Licensor at the rates listed on schedule B associated with that level of waste processed.

         (c) The accounting period for payment of royalties shall be on a calendar quarterly basis for the respective periods ending on March 31, June 30, September 30 and December 31 of each year, beginning with the end of the period first following the date of execution of this Agreement.

         (d) Within 30 days of the end of each period, Licensee shall furnish Licensor with a certified written statement of the quantity of fluid processed in the preceding accounting period, setting forth the essential information concerning the use of the Processes and Reagents. Payment shall be monthly commencing on the 15th day of the month following the first accounting.

         (e) Licensee agrees that it will at all times keep complete, true and correct books of account containing a current record of data in sufficient detail to enable the royalties payable under this Agreement to be computed and verified Licensee further agrees to permit Licensor, his duly authorized agent or an independent certified public accountant to have access for inspection and/or to make copies of said books of account at reasonable intervals during business hours. To the extent Licensor requires Licensee to utilize an independent certified public accountant to inspect the books of account of Licensee, Licensor and Licensee agree that the cost of such independent certified public accountant shall be borne by Licensee.

         (f) During the term of this Agreement, Licensee shall purchase, from Licensor or his designated agent, all of the Reagents required for processing under the Licensor Patent Rights, provided that Licensor shall price the same at market price.

         3. ASSIGNMENT OF SUBLICENSE OF LICENSE. Licensee shall have the right to sub-license to third parties and to assign the License of the Processes and Reagents. Sublicenses and assignment of the Processes and Reagents must have prior written consent of Licensor, which consent shall not be unreasonably withheld. All Licensee obligations set forth herein shall apply equally, and with full force and effect on any sublicensee or assignee, which shall agree in writing to be bound by the terms of this Agreement.

         4. DURATION AND TERMINATION
         (a) Unless otherwise terminated as hereinafter set forth, this Agreement and the license under Licensor Patent Rights shall continue in full force and effect for a minimum of 15 years (the "Minimum Term"), at which time, this Agreement shall be extended automatically each day for an additional day so that the remaining term of this Agreement will continue to be five years at all times. After the expiration of the Minimum Term, either party may, by delivery of written notice, at any time fix the term of this Agreement at five years without additional extension. In such event, this Agreement shall end on a date five years from the date of such notice. In such event, Licensee, Sub-Licensees and Assignees will no longer use Licensor's Processes or Reagents.

         (b) If Licensee at any time defaults in rendering any of the statements required hereunder, in the payment of any monies due hereunder, or in fulfilling any of the other obligations hereof, and such default shall not be cured within 30 days after written notice thereof is given by Licensor to Licensee, Licensor shall have the right to terminate this Agreement by giving written notice of termination to Licensee; this Agreement thereby being terminated 15 days after such notice of termination is mailed by Licensor. Licensee shall have the right to cure any such default up to, but not after, the giving of such notice of termination.

         (c) Licensor shall have the right to terminate this Agreement by giving written notice of termination to Licensee in the event of any one of the following, such termination being effective upon receipt of such notice or five days after such notice is mailed, whichever is earlier:
             (1) Liquidation of Licensee;
             (2) Insolvency or bankruptcy  of  Licensee,  whether  voluntary  or involuntary;
             (3) Failure of Licensee to satisfy any judgment against it;
             (4) Appointment of a trustee or receiver for Licensee;
             (5) Any assignment by Licensee for the benefit of creditors; or

         (d) The waiver of any default under this Agreement by Licensor or Licensee shall not constitute a waiver of the right to terminate this Agreement for any subsequent or like default, and the exercise of the right of termination shall not have the effect of waiving any damages to which Licensor might otherwise be entitled.

         (e) Termination of this Agreement, for any cause whatsoever, shall in no manner interfere with affect or prevent the collection by Licensor of any and all sums of money due under this Agreement. Upon termination of this Agreement for any reason. Licensee's payments require by paragraph 2, but not yet due, shall become immediately due and payable.

         5. INFRINGEMENT. The Licensee shall defend, at its own expense, all infringement suits that may be brought against it or its sub-licensees based on or related to the Processes and Reagents. In the event any information is brought to the attention of Licensor or Licensee that others without benefit of license are infringing upon any of the rights granted pursuant to this Agreement, Licensee shall, at its own expense, diligently, seek all available legal remedies to remedy such infringement. In any of the foregoing suits, the Licensor shall, at the expense and at the request of the Licensee, give evidence and execute such documents as the Licensee may require, and the Licensor may, at Licensee's expense, be represented by counsel of his own choice.

         6. CONFIDENTIALITY. The parties acknowledge that the Licensor is required to disclose to Licensee under the terms of this Agreement confidential, non-public, proprietary information and trade secrets. Licensee agrees to maintain the Confidentiality of all such information and to limit its dissemination to only those employees of the Licensee and sublicenses who have a need to know and agree to maintain the confidentiality of such information.

         7. NOTICES.

         (a) All notices, requests, demands and other communications under this Agreement or in connection therewith shall be given to or be made upon the respective parties hereto as follows:

         To Licensee:         KBF Pollution Management, Inc.
                              1110-A Farmingdale Road
                              North Lindenhurst, NY 11757

         To Licensor:         Lawrence M. Kreisler
                              23 Woodleigh Court
                              Holbrook, NY 11741

         (b) All notices, requests, demands and other communications given or made in accordance with the provisions of this Agreement shall be in writing, shall be forwarded by certified mail, return receipt requested, and shall be deemed to have been given when deposited for delivery or overnight delivery courier service, addressed as specified in the preceding paragraph, postage and/or delivery fees prepaid.

         8. CONSTRUCTION AND ASSIGNMENT.

         (a) This Agreement shall be binding upon and inure to the benefit of Licensor, its legal representatives, successors, heirs and assigns.

         (b) This Agreement shall be binding upon and inure to the benefit of licensee, but shall not be transferable or assignable without the prior written consent of Licensor.

         (c) This Agreement shall be deemed to be a contract made under the laws of the State of New York, and for all purposes shall be interpreted in its entirety in accordance with the laws of said State.

         9. NEGATION OF WARRANTY. No representation or warranty has been or is made by Licensor that the Processes and Reagents may be used, assigned or sub-licensed free of infringement of patent rights or other proprietary rights of others; it being understood that Licensor shall not be liable for any loss, damage, or expense arising from any claim of patent or other propriety right infringement.

         10. MODIFICATION. This Agreement embodies all of the understanding and obligations between the parties with respect to the subject matter hereof. No amendment or modification of this Agreement shall be valid or binding upon the parties unless made in writing, signed on behalf of each of the parties by, in the case of Licensee, a duly authorized officer, and in the case of Licensor, Lawrence M. Kreisler, in person, or his authorized representative.


   IN WITNESS WHEREOF, the Licensee, through its duly authorized representatives and Licensor, through Lawrence M. Kreisler, in person, have caused this Agreement to be executed as of the date first above written.

                                    KBF POLLUTION MANAGEMENT, INC.
                                    Licensee



                                    By:  /s/
                                       -----------------------------------------




                                    LAWRENCE M. KREISLER
                                    Licensor



                                    By: /s/
                                       -----------------------------------------

SCHEDULE A


SCHEDULE B

     From                To           Per Gallon     Royalty     # of Drums      Company           Company Net
                                                                                  Gross
        --             500,000          0.100         50,000       9,091       (1) 875,000            825,000
   500,001             600,000          0.099          9,900       1,818           174,998            165,098
   600,001             700,000          0.098          9,800       1,818           174,998            165,198
   700,001             800,000          0.097          9,700       1,818           174,998            165,298
   800,001             900,000          0.096          9,600       1,818           174,998            165,398
   900,001           1,000,000          0.095          9,500       1,818           174,998            165,498
 1,000,001           1,100,000          0.094          9,400       1,818           174,998            165,598
 1,100,001           1,200,000          0.093          9,300       1,818           174,998            165,698
 1,200,001           1,300,000          0.092          9,200       1,818           174,998            165,798
 1,300,001           1,400,000          0.091          9,100       1,818           174,998            165,898
 1,400,001           1,500,000          0.090          9,000       1,818           174,998            165,998
 1,500,001           1,600,000          0.089          8,900       1,818           174,998            166,098
 1,600,001           1,700,000          0.088          8,800       1,818           174,998            166,198
 1,700,001           1,800,000          0.087          8,700       1,818           174,998            166,298
 1,800,001           2,200,000          0.086         34,400       7,273           699,998            665,598
 2,100,001           3,500,000          0.085        119,000      25,455         2,449,998          2,330,998
 3,500,001           5,200,000          0.085        144,500      30,909         2,974,998          2,830,498
                                                 ------------------------------------------------------------
                                                     468,799      96,363         9,274,972          8,806,173

  BULK
        --          10,000,000          0.05         500,000                  (2)3,500,000          3,000,000
10,000,001          20,000,000          0.04         400,000                     7,000,000          6,600,000
20,000,001          50,000,000          0.03         900,000                    17,500,000         16,600,000
50,000,001         100,000,000          0.02       1,100,000                    35,000,000         34,000,000
                                                                                              ---------------

                                                   2,800,000                    63,000,000         60,200,000


For the rights and privileges granted under the License Agreement, the License shall pay to the Licensor, until this License is terminated as herein provided, a royalty on sub-licensing or other assignment sales by the Licensee of eight percent (8%) of the gross royalty revenues, calculated on a site specific basis.

PAYMENT OF ROYALTIES AND FEES. It is expressly agreed and acknowledged by the parties hereto that no royalty or fee hereunder shall be payable to the Licensor until such time as (a) the Licensee has directly used or otherwise arranged for the use of the Licensed Material on no less than one million five hundred thousand gallons (1,500,000) of wastewater at the Licensee's facilities or otherwise, and (b) the Licensee has a cumulative process capacity of no less than thirty million gallons per year. The gallons reflected in this Schedule B represent those in excess of 1,500,000 and no royalties are due on the first 1,500,000 gallons processed. Further, the payment and royalty provisions of this Schedule B are to be applied on an annual basis.

---------------------
(1) To Calculate Gross Income for Drum Waste, an average income of $1.75 per gallon was used.
(2) To Calculate Gross Income for Bulk Waste, an average income of $0.35 per gallon was used.